Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

investorrelations@carrols.com

Carrols Restaurant Group, Inc. Announces the Death

of Chief Financial Officer Paul R. Flanders

SYRACUSE, N.Y. – (BUSINESS WIRE) – September 9, 2019 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced the death of Paul R. Flanders on September 7, 2019, who had served as Vice President, Chief Financial Officer, and Treasurer of Carrols since 1997.

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, said, “We are all shocked and saddened by Paul’s passing. Paul was a highly respected and talented individual whose friendship has meant so much to me personally as well to the people with whom he worked at Carrols for more than two decades. He will be sorely missed by us all. On behalf of the entire Carrols family, we extend our deepest sympathies during this difficult time to his wife Carole Ann and his daughters, Jess and Emily, as well as Tiffany and Shawn Kelly, Brittany and Bill Kittell, and his adored granddaughters, Kennedy, Alexa and Sadie, who meant the world to him.”

Mr. Flanders’ duties are currently being assumed and performed by the existing finance and accounting team until his replacement is named. The Company has initiated a search for his replacement.

About the Company

Carrols is one of largest restaurant franchisees in the United States, and currently operates a total of 1,087 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,027 BURGER KING® restaurants and also operates 60 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.